EXHIBIT 10.1

April 2, 2009

James Fogarty
14 Old Roaming Brook Road
Mt. Kisco, NY 10544

Dear Jim:

On behalf of the Board of Directors of Charming Shoppes, Inc., I am pleased to extend to you this offer of employment to serve in the position of President, Chief Executive Officer (CEO) and Director of Charming Shoppes, Inc., located in Bensalem, Pennsylvania. Your starting date will be a date mutually agreed upon. We have enjoyed getting acquainted with you and are enthusiastic about the skills, ideas and potential that you bring to our organization.  Likewise, we are confident that you will find Charming Shoppes, Inc., an environment in which excellence is recognized and rewarded.

Listed below is a summary of the key terms of your annual compensation package.  Additional details follow this summary:

•	Annual Base Salary: $1,000,000

•	“Welcome” Equity Grant: 2,000,000 Stock Appreciation Rights (“SAR’s”)

•	Target Bonus: 150% of base which would equate to a target bonus opportunity of $1,500,000

o	The Company will pay you a guaranteed bonus of $1,500,000
(150% of base salary) for your first year of employment, in April 2010

•	Annual Auto Allowance: $15,000

•	Annual Flexible Perquisite Allowance: $20,000

Additional Details

Welcome Equity Grant:  Charming Shoppes, Inc. hopes that you will accept our offer of employment set forth in this letter.  As an inducement to accept this offer, you will be granted 2,000,000 units of SAR’s in the aggregate to be effective on your first day of employment.  900,000 SAR’s and 1,100,000 SAR’s, respectively, will be granted pursuant to our 2004 Stock Award and Incentive Plan (the “2004 Plan”) and our 2003 Incentive Compensation Plan (the “2003 Plan”), respectively.  The SAR’s granted under the 2004 Plan will vest in equal amounts over the first four years from the date of grant, all as more fully set forth in the Stock Appreciation Rights Agreement (2004 Plan) attached hereto.  The SAR’s granted under the 2003 Plan will vest in 25% increments at the earlier of (a) achieving a target stock price within a designated fiscal year, or (b) the last trading day of each of the first four fiscal years, all as more fully set forth in the Stock Appreciation Rights Agreement (2003 Plan) attached hereto.   The SAR’s will be settled by delivery of shares at the time of vesting.  Actual value at the time of vesting will be determined by the market performance of the stock and are not guaranteed by the Company.

The approved grant under the 2003 Plan will be made in reliance on NASDAQ Marketplace Rule 4350(i) (1) (A) (iv), and on terms substantially the same as set forth in the Stock Appreciation Rights Agreement (2003 Plan).  That rule requires that we issue a press release announcing this grant shortly after it is effective.  Under NASDAQ rules, we will be required to identify you by name in the press release and provide details regarding the grant.

Bonus Program:  For fiscal year 2010, which began February 3, 2009, you will be eligible to participate in an Executive Incentive Plan under the 2004 Stock Award and Incentive Plan with a targeted bonus opportunity of one hundred and fifty percent (150%) of your base salary.  Plan design is subject to review and approval each year by the Company’s Board of Directors.  Under the current plan design, the Executive Incentive Plan is built upon the Company achieving a financial target established for that fiscal year, in combination with the achievement of any target performance goals.  The Company does not guarantee bonus payments, except for the guaranteed bonus of $1,500,000 payable to you for your first year of employment in April 2010.  Should you be entitled to a bonus payment in excess of target for fiscal year 2010, such excess will be paid to you in addition to the guaranteed bonus payment of $1,500,000.  The plan typically has provided for a reduced bonus payout should the Company results reach a minimum level as determined by the Board of Directors.  The payment level increases as the Company approaches the Targeted level and should the Company surpass the Targeted level, your bonus payout may increase up to two hundred percent (200%) of your base salary based upon the business performance and you personally achieving any target performance goals set for you.  Shortly after you start with the Company you will receive additional information about this program.

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Auto Allowance: As it is presently designed, you will receive one thousand two hundred fifty dollars ($1,250) per month allowance.  The Company requires all executives covered under this program to maintain a record of business usage and to provide that information to the Company’s finance department prior to each year-end.  Auto Allowance awards are paid on a monthly basis and will appear on your paycheck at the beginning of the month.

Flexible Perquisite Allowance:  You will have a flexible perquisite allowance of $20,000 per year to spend on specified items such as financial counseling and wellness expenses. The details of this specific program will be more fully described upon commencement of your employment.

BENEFITS:  The Company will also contribute toward a robust selection of benefits that are part of your Total Rewards package, and which are outlined in the Benefits Enrollment Guidebook 2009 which is included with this letter.  Please understand that eligibility for benefits may be triggered by your starting date of employment and any adjustments to the effective dates of coverage will be made and confirmed with you, once we have established your actual employment date.  Listed below are additional details.

Medical Benefits: You will be eligible to participate in your choice of the Company's medical options, prescription, vision and dental programs as of the first of the month following 30 days of employment.  The Company has established a Premium Conversion (S125) Plan so that you are able to pay your portion of the coverage with pre-tax dollars.  You will receive an enrollment guidebook detailing the plan provisions and related costs approximately two weeks prior to your eligibility date for coverage.  Should you decide to forego participation in the Company health related coverage plans during your enrollment time, you may re-consider your option to do so during the open enrollment period which has typically been held in November of each year with coverage effective at the beginning of January. Short-term disability, life insurance and other optional benefit offerings will go into effect after the required waiting periods.

Executive Life Insurance:  Effective with the commencement of your employment, you will be provided with enrollment information for an additional life insurance benefit that will provide a death benefit equal to one time your salary ($1,000,000).

Paid-Time-Off:  In calendar year 2009, you will be eligible to participate in the Company Paid Time Off Plan (PTO) with 20 PTO days available.  Under the Company’s PTO Plan you may use a PTO day to cover vacation time, sick days, personal days, etc.  In calendar year 2010 you will be eligible for 26 PTO days. The number of days you receive under the Company PTO plan does not include Paid Holidays.  The Company recognizes six (6) paid holidays (Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas, and New Years Day).

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Annual Review: Your performance review would be completed by the Board of Directors and you will have the opportunity to complete a self-appraisal of your performance to review prior to completion of the final appraisal rating.

Long Term Incentive Program: In addition to the “Welcome” Grant of SAR’s, you will be eligible to participate in the Long Term Incentive Program (LTIP), under which the Company will provide you with an equity based award beginning in Spring 2011 and in subsequent years as determined by the plan approved by the Company’s Compensation Committee of the Board of Directors.  While subject to review each year by the Company’s Board of Directors, the annual LTIP program for individuals at your position level with the Company, currently has both performance based, as well as a time based equity components of the award.  Each year, plan details are outlined to you in a communication packet prepared specifically for you.  In addition you will be able to access information about your LTIP balances through our Fidelity Investment partner who handle the administration and account management of the stock awards; Employee Stock Purchase Plan, the 401(k), and the Non Qualified (NQ) Variable Deferred Compensation Plan accounts.

401(k):  After the required waiting periods, you will be eligible for the Company’s 401(k) Retirement Program which is administered by Fidelity Investment.  Based upon your position and compensation level, when you have reached the eligibility date to place “new” money into the Company’s 401(k) plan, you will be restricted to a contribution level of no more than three percent (3%) of your salary.  You will be eligible to roll-over any money from a qualified plan into the Company’s 401(k) plan upon your hire date.  The Benefit Service Center staff will be available to answer any questions you may have with respect to these benefits.  Please note that the Company has suspended matching contributions at least through December 31, 2009.

Variable Deferred Compensation Plan: After the commencement of your employment with the Company, you will be eligible to participate in the Company’s Variable Deferred Compensation Plan for Executives.  The details of this plan will be explained to you following your start date. Please note that the Company has suspended matching contributions at least through December 31, 2009.

Relocation:  The Company recognizes that relocation to a new community often takes time and careful consideration of the options regarding where to settle in the greater Bensalem, Pennsylvania area.  Prior to initiating your relocation in the Bensalem area, all temporary living and commutation expenses for the first twelve months of your employment will be paid for by the Company.

Under our relocation policy, you will have twelve (12) months from your date of hire to complete the relocation process.  The Company currently partners with Primacy Relocation LLC to handle this important process for you and your family.  It is our goal to make your relocation process efficient in the form of services offered and to reduce the cost impact that may be incurred during the relocation process.  It is imperative that if you accept our offer of employment, you speak with Primacy prior to initiating contact with any other outside party regarding your relocation (including but not limited to Real Estate Agents, Temporary Living Providers and/or Household Good Providers).  Failure to work within the established relocation guidelines, administered by Primacy, may result in a loss of this relocation benefit.

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As the Chief Executive Officer, you will be receiving the highest level of relocation support offered under our program which includes a period of temporary housing including storage of your household goods until your new location is confirmed, a miscellaneous expense allowance to help with the cost of items not covered under the relocation policy, such as carpet cleaning, car registration/license fees, utility hookups, etc., and the eligibility to participate in our Buyer Value Option (BVO).  This BVO feature assists you with the sale of your existing home when compared to a direct reimbursement program through the following:

•	Having the customer closing costs paid through Primacy therefore not requiring tax assistance
•	Your eligibility to receive an equity advancement (once an offer has been received on the home you are selling) which will allow you to move more quickly on the purchase of a new home
•	Primacy will handle the closing on the home you are selling, which would eliminate the need for you to return home for a closing process.

Taxable relocation payments will appear on your individual W-2 and the Company will provide tax assistance (gross-up) on many of the taxable payments to offset your individual tax burden.  We encourage you to seek advice from a tax expert to determine your individual tax impact regarding relocation expenses.  As a condition to reimbursement, you will be responsible for keeping accurate expense records, completing relocation expense reports and providing clear, readable receipts.

A summary of the relocation process is included with this offer letter so that you may better understand how our process works.  Once you have accepted our offer we will work with Primacy to set up your relocation account and any additional questions can be reviewed with your individual relocation coordinator.

Executive Severance Agreement:  As of the first day of your employment with the Company, the Executive Severance Agreement, which includes a Change in Control provision, will become effective.  You in turn will commit to a non-compete, non-solicitation, non-hire and non-disclosure undertaking, as more fully set forth in the Executive Severance Agreement. The details around this protection are provided to you as an enclosure to this letter.

As you may know, your employment with the Company is an at will relationship.  This letter is not a formal contract of employment with the Company or a contract for any particular length of employment, but rather a summary of the initial terms of your employment.  In addition we have included a copy of the CSI Standards of Business Conduct which will be applicable to you during your employment with the Company.

If you are in full agreement with this offer and accept its terms, please sign the offer letter, the Executive Severance Agreement, and the Business Conduct Policy.  Please return the originals in the enclosed envelope, and we will return fully executed copies for your records.

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Jim, on behalf of all of us here at Charming Shoppes, Inc., I am pleased to extend this offer of employment to you and I look forward to welcoming you to the Company.  I believe you have the unique blend of talents to lead us in transforming Charming Shoppes, Inc.  Your background is well suited to the task.  The Board is confident that you can create substantial shareholder value.

Please contact Gale Varma, Executive Vice President – Human Resources at 215-633-4929 if there is anything we can do to assist you in a smooth transition to the Company.  On behalf of all your new colleagues, I look forward to hearing from you.

Sincerely,

Alan Rosskamm
Interim CEO and Chairman of the Board

I have read and agree to accept the terms offered to me:

___________________________________________
James Fogarty

___________________________________________
Date:

Attachments:
Executive Severance Agreement
SAR’s Agreement (2003 Plan)
SAR’s Agreement (2004 Plan)
Relocation Policy
SAR’s Hand-out
Benefits Enrollment Guidebook

cc:	Michael Goldstein – Charming Shoppes Board of Directors
Gale Varma - Executive Vice President – Human Resources